PRESS RELEASE

                      POLONIA BANCORP COMPLETES PURCHASE OF
                       64,800 SHARES TO FUND STOCK AWARDS

Contact:   Polonia Bancorp
           Paul D. Rutkowski, Chief Financial Officer and Treasurer
           (215) 938-8800

January 28, 2008, Huntingdon Valley, Pennsylvania - Polonia Bancorp (OTCBB:
"PBCP") today announced that a trust funded by the Company has completed the purchase of 64,800 shares, or 1.96%, of the Company's outstanding common stock. The shares acquired by the trust will be used to fund restricted stock awards under the Company's 2007 Equity Incentive Plan. Share purchases were made from time to time at the discretion of the independent trustee of the trust through open market purchases at an average price of $9.24.

Polonia Bancorp is the holding company of Polonia Bank, headquartered in Huntingdon Valley, Pennsylvania. Polonia Bank is a federally chartered savings bank offering traditional services and products from its main office in Huntingdon Valley, Pennsylvania and four branch offices in Philadelphia County, Pennsylvania.